Exhibit 10.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
between
ARCC FB FUNDING LLC,
as the Purchaser
and
ARES CAPITAL CORPORATION,
as the Seller
Dated as of June 11, 2020

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TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS
ARTICLE II
SALE AND PURCHASE OF COLLATERAL LOANS
AND OTHER ASSETS

SECTION 2.1 Sale and Purchase of Collateral Loans and Other Assets	4
SECTION 2.2 Purchase Price	7
SECTION 2.3 Payment of Purchase Price	7
SECTION 2.4 Nature of the Sales	8
ARTICLE III
CONDITIONS OF SALE AND PURCHASE

SECTION 3.1 Conditions Precedent to Effectiveness	9
SECTION 3.2 Conditions Precedent to All Purchases	10
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Seller	11
SECTION 4.2 Representations and Warranties of the Seller Relating to the Agreement and the Sale Portfolio	18
SECTION 4.3 Representations and Warranties of the Purchaser	19

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ARTICLE V
COVENANTS OF THE SELLER

SECTION 5.1 Protection of Title of the Purchaser	20
SECTION 5.2 Affirmative Covenants of the Seller	23
SECTION 5.3 Negative Covenants of the Seller	27
ARTICLE VI
REPURCHASES AND SUBSTITUTION BY THE SELLER

SECTION 6.1 Repurchase of Collateral Loans	28
SECTION 6.2 Substitution of Collateral Loans	29
SECTION 6.3 Substitution of Collateral Loans	30
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN
RESPECT OF THE SALE PORTFOLIO

SECTION 7.1 Rights of the Purchaser	30
SECTION 7.2 Notice to Collateral Agent and Administrative Agent	30
ARTICLE VIII
SELLER TERMINATION EVENTS

SECTION 8.1 Seller Termination Events	31
SECTION 8.2 Remedies	33
SECTION 8.3 Survival of Certain Provisions	33
ARTICLE IX
INDEMNIFICATION

SECTION 9.1 Indemnification by the Seller	34
SECTION 9.2 Indemnification by the Seller	37

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ARTICLE X
MISCELLANEOUS

SCHEDULES AND EXHIBITS

Schedule I    -    Sale Portfolio List
Exhibit A    -    Form of Loan Assignment
Exhibit B    -    Form of Officer’s Purchase Date Certificate
Exhibit C    -    Form of Power of Attorney for Seller

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT, dated as of June 11, 2020, between ARES CAPITAL CORPORATION, a Maryland corporation, as the seller (the “Seller”) and ARCC FB FUNDING LLC, a Delaware limited liability company, as the purchaser (the “Purchaser”).
W I T N E S S E T H:
WHEREAS, the Purchaser has agreed to Purchase (as hereinafter defined) from the Seller from time to time, and the Seller has agreed to Sell (as hereinafter defined) to the Purchaser from time to time, certain Collateral Loans and other assets related thereto on the terms set forth herein;
WHEREAS, it is contemplated that the Collateral Loans and other related assets Purchased hereunder may be pledged by the Purchaser pursuant to the Credit Agreement (as defined herein) and the related Facility Documents, to the Collateral Agent, for the benefit of the Secured Parties; and
WHEREAS, the Seller agrees that all representations, warranties, covenants and agreements made by the Seller herein with respect to the Sale Portfolio shall also be for the benefit of any Secured Party.
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Purchaser and the Seller, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    General. The specific terms defined in this Article include the plural as well as the singular. Words herein importing a gender include the other gender. References herein to “writing” include printing, typing, lithography and other means of reproducing words in visible form. References to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement or the Credit Agreement (as hereinafter defined). References herein to Persons include their successors and assigns permitted hereunder or under the Credit Agreement. The terms “include” or “including” mean “include without limitation” or “including without limitation”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Article, Section, Schedule and Exhibit references, unless otherwise specified, refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit

Agreement, provided that, if, within such definition in the Credit Agreement a further term is used which is defined herein, then such further term shall have the meaning given to such further term herein.
Section 1.2.    Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
“Agreement” means this Purchase and Sale Agreement, as the same may be amended, restated, waived, supplemented and/or otherwise modified from time to time hereafter.
“Collateral Loan” means any loan listed on Schedule I hereto, as the same may be amended, supplemented, restated or replaced from time to time.
“Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of June 11, 2020, by and among the Purchaser, as the Borrower, each of the Lenders from time to time party thereto, BNP Paribas, as the Administrative Agent, the Seller, as the Equityholder and as the Servicer, and U.S. Bank National Association, as the Collateral Agent, as such may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof.
“Early Termination” has the meaning specified in Section 8.1.
“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 302 of ERISA or Section 412 of the Code (and the regulations promulgated and rulings issued thereunder), Section 414(m) or (o) of the Code, with the Seller.
“Facility Financing Statements” has the meaning specified in Section 3.1(iv).
“Indemnified Amounts” has the meaning specified in Section 9.1.
“Indemnified Party” has the meaning specified in Section 9.1.
“Loan Assignment” means a Loan Assignment executed by the Seller, substantially in the form of Exhibit A attached hereto.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Seller or a member of its ERISA Group or to which the Seller or a member of its ERISA Group is obligated to make contributions or has any liability.
“Non-Consolidation/True Sale Opinion” has the meaning specified in Section 4.1(mm).
“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, in any case, which is sponsored by the Seller or a member of its ERISA Group or

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to which the Seller or a member of its ERISA Group is obligated to make contributions or has any liability.
“Plan Asset Rule” has the meaning specified in Section 4.1(s).
“Purchase” means a purchase by the Purchaser of the Sale Portfolio from the Seller pursuant to Article II.
“Purchase Date” has the meaning specified in Section 2.1(b).
“Purchase Price” has the meaning specified in Section 2.2.
“Purchaser” has the meaning specified in the preamble.
“Replaced Collateral Loan” has the meaning specified in Section 6.2(b)(i).
“Repurchase Price” means, with respect to a Collateral Loan to be repurchased pursuant to Article VI hereof, an amount equal to the Purchase Price less all Principal Proceeds received in respect of such Collateral Loan from the Purchase Date to the date of repurchase hereunder.
“Sale” and “Sell” have the meanings specified in Section 2.1(a), and the term “Sold” shall have the corresponding meaning.
“Sale Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Seller in the property identified below in clauses (i) through (iv) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Excluded Amounts):
(i)    the Collateral Loans listed on Schedule I hereto, and all monies due, to become due or paid in respect of such Collateral Loans on and after the related Purchase Date, including, but not limited to, all Collections and other recoveries thereon, in each case as they arise after the related Purchase Date;
(ii)    all Related Documents with respect to the Collateral Loans referred to in clause (i) above;
(iii)    all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Collateral Loans referred to in clause (i) above; and

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(iv)    all income and Proceeds of the foregoing.
“Schedule I” means the schedule of all Sale Portfolio that is Sold by the Seller to the Purchaser on a Purchase Date, as supplemented on any subsequent Purchase Date by the “Schedule I” attached to the applicable Loan Assignment, and incorporated herein by reference, as such schedule may be supplemented and amended from time to time pursuant to the terms hereof.
“Seller Purchase Event” means the occurrence of a breach of the Seller’s representations and warranties under Section 4.2.
“Seller Termination Event” has the meaning specified in Section 8.1(a).
“Substitute Eligible Collateral Loan” has the meaning specified in Section 6.2(a).
“Substitution” has the meaning specified in Section 6.2(a).
“Transfer Taxes” means any tax, fee or governmental charge payable by the Purchaser, the Seller or any other Person to any federal, state or local government arising from or otherwise related to the Sale of any Sale Portfolio from the Seller to the Purchaser under this Agreement (excluding taxes measured by net income).
Section 1.3.    Other Terms.All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
Section 1.4.    Computation of Time Periods.Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.5.    Certain References. All references to the Principal Balance of a Collateral Loan as of a Purchase Date shall refer to the close of business on such day.
ARTICLE II

SALE AND PURCHASE OF COLLATERAL LOANS
AND OTHER ASSETS
Section 2.1.    Sale and Purchase of Collateral Loans and Other Assets.
(a)    Subject to the terms and conditions of this Agreement, on and after the Closing Date, the Seller hereby agrees to (i) sell, transfer and otherwise convey (collectively, “Sell” and any such sale, transfer and/or other conveyance, a “Sale”), from time to time, to the Purchaser, without recourse (except to the extent specifically provided herein), and the Purchaser hereby agrees to purchase, all right, title and interest of the Seller (whether now owned or hereafter acquired or

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arising, and wherever located) in and to certain Sale Portfolio designated by the Seller and (ii) transfer, or cause the deposit into, the Collection Account of all Collections received by the Seller on account of any Sale Portfolio hereunder on and after the Purchase Date with respect to such Sale Portfolio, in each case, within three (3) Business Days of the receipt thereof. The Seller hereby acknowledges that each Sale to the Purchaser hereunder is absolute and irrevocable, without reservation or retention of any interest whatsoever by the Seller.
(b)    The Seller shall on or prior to any Business Day prior to a Seller Termination Event (each a “Purchase Date”) execute and deliver to the Purchaser a proposed Loan Assignment identifying the Sale Portfolio to be Sold by the Seller to the Purchaser on such Purchase Date. From and after such Purchase Date, the Sale Portfolio listed on Schedule I to the related Loan Assignment shall be deemed to be listed on Schedule I hereto and constitute part of the Sale Portfolio hereunder.
(c)    On or before any Purchase Date with respect to the Sale Portfolio to be acquired by the Purchaser on such date, the Seller shall provide the Purchaser with an officer’s certificate, in the form of Exhibit B hereto, signed by a duly authorized Responsible Officer certifying, as of such Purchase Date, to each of the items in Section 4.2.
(d)    On and after each Purchase Date hereunder and upon payment of the Purchase Price therefor, the Purchaser shall own the Sale Portfolio Sold by the Seller to the Purchaser on such Purchase Date, and the Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Sale Portfolio.
(e)    Except as specifically provided in this Agreement, the Sale and Purchase of the Sale Portfolio under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to the Seller for the credit risk of the Obligors.
(f)    Neither the Purchaser nor any assignee of the Purchaser (including the Secured Parties) shall have any obligation or liability to any Obligor or client of the Seller (including any obligation to perform any obligation of the Seller, including with respect to any other related agreements) in respect of the Sale Portfolio (other than with respect to funding obligations to Obligors pursuant to the terms of the applicable Related Documents for Revolving Collateral Loans and Delayed Drawdown Collateral Loans, as applicable). No such obligation or liability is intended to be assumed by the Purchaser or any assignee of the Purchaser (including the Secured Parties) and any such assumption is expressly disclaimed. Without limiting the generality of the foregoing, the Sale of the Sale Portfolio by the Seller to the Purchaser pursuant to this Agreement does not constitute and is not intended to result in a creation or assumption by the Purchaser or any assignee of the Purchaser (including the Secured Parties), of any obligation of the Seller, as lead agent, collateral agent or paying agent under any agented Collateral Loan.
(g)    As early as commercially practicable, but no later than 2:00 p.m. New York City time on the Business Day following each Purchase Date, the Purchaser (or the Servicer on its behalf) shall provide by electronic mail to the Administrative Agent (with a copy to the Purchaser and the Collateral Agent) a copy of the Collateral Loan Buy Confirmation.

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(h)    In accordance with the Credit Agreement, certain documents relating to the Sale Portfolio shall be delivered to and held in trust by the Custodian for the benefit of the Purchaser and its assignees, and the Purchaser hereby instructs the Seller to cause such documents to be delivered to the Custodian within five (5) Business Days after the related Purchase Date. Such delivery to the Custodian of such documents and the possession thereof by the Custodian is at the will of the Purchaser and its assignees and in a custodial capacity for their benefit only.
(i)    The Seller shall provide all information, and any other reasonable assistance, to the Servicer, the Custodian and the Collateral Agent necessary for the Servicer, the Custodian and the Collateral Agent, as applicable, to conduct the management, administration and collection of the Sale Portfolio Purchased hereunder in accordance with the terms of the Credit Agreement.
(j)    In connection with each Purchase of the Sale Portfolio hereunder, the Seller hereby grants to each of the Purchaser and its assigns, the Administrative Agent, the Lenders, the Collateral Agent, the Custodian and the Servicer an irrevocable, non–exclusive license to use, without royalty or payment of any kind, all software used by the Seller to account for the Sale Portfolio, to the extent necessary to administer the Sale Portfolio, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto; provided that, should the consent of any licensor of such software be required for the grant of the license described herein to be effective or for the Purchaser to assign such licenses to the Servicer or any successor, the Seller hereby agrees that upon the request of the Purchaser or its assignees, the Administrative Agent, the Custodian or the Collateral Agent, the Seller shall use its best efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the Collection Date and shall terminate on the date this Agreement terminates in accordance with its terms. The Seller (i) shall take such action reasonably requested by the Purchaser or the Administrative Agent, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser and its assigns under the Credit Agreement have an enforceable ownership or security interest, as applicable, in the Sale Portfolio Purchased by the Purchaser as contemplated by this Agreement, and (ii) shall use its commercially reasonable efforts to ensure that each of the Purchaser (and its assignees), the Administrative Agent, the Lenders, the Collateral Agent, the Custodian and the Servicer (or any successor) has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Sale Portfolio and/or the Related Documents.
(k)    In connection with the Purchase by the Purchaser of the Sale Portfolio as contemplated by this Agreement, the Seller further agrees that it shall, at its own expense, indicate clearly and unambiguously in its computer files on or prior to each Purchase Date, and its financial statements, that such Sale Portfolio has been purchased by the Purchaser in accordance with this Agreement.
(l)    The Seller further agrees to deliver to the Purchaser on or before each Purchase Date a computer file containing a true, complete and correct list of all Collateral Loans to be Sold hereunder on such Purchase Date, identified by Obligor’s name and Principal Balance as of the related Purchase Date. Such file or list shall be marked as Schedule I to the applicable Loan Assignment and shall be delivered to the Purchaser as confidential and proprietary, and is

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hereby incorporated into and made a part of Schedule I to this Agreement, as such Schedule I may be supplemented and amended from time to time.
(m)    The Seller shall, at all times, continue to fulfill its obligations under, and in strict conformance with the terms of all Related Documents (other than with respect to funding obligations to Obligors in connection with Revolving Collateral Loans and Delayed Drawdown Collateral Loans, as applicable) related to any Sale Portfolio purchased hereunder.
(n)    The Seller and the Purchaser each acknowledge with respect to itself that the representations and warranties of the Seller in Sections 4.1 and 4.2 hereof and of the Purchaser in Section 4.3 hereof, and the covenants of the Seller in Article V hereof, will run to and be for the benefit of the Purchaser and the Collateral Agent (on behalf of the Secured Parties) and the Collateral Agent (on behalf of the Secured Parties) may enforce directly (without joinder of the Purchaser when enforcing against the Seller), the obligations of the Seller or the Purchaser, as applicable, with respect to breaches of such representations, warranties and covenants as set forth in this Agreement.
Section 2.2.    Purchase Price. The purchase price for each item of Sale Portfolio Sold to the Purchaser hereunder (the “Purchase Price”) shall be in a dollar amount equal to the fair market value of such Collateral Loan as determined from time to time by the Seller and the Purchaser. Each of the Purchaser and the Seller hereby agree that the fair market value of each Collateral Loan Sold hereunder as of the related Purchase Date shall not be less than the Loan Value thereof as of the applicable Purchase Date multiplied by the principal balance of such Collateral Loan.
Section 2.3.    Payment of Purchase Price.
(a)    The Purchase Price for any Sale Portfolio Sold by the Seller to the Purchaser on any Purchase Date shall be paid in a combination of: (i) immediately available funds; and (ii) if the Purchaser does not have sufficient funds to pay the full amount of the Purchase Price (after taking into account the proceeds the Purchaser expects to receive pursuant to the Advances under the Credit Agreement), by means of a capital contribution by the Seller to the Purchaser.
(b)    The portion of such Purchase Price to be paid in immediately available funds shall be paid by wire transfer on the applicable Purchase Date to an account designated by the Seller on or before such Purchase Date or by means of proper accounting entries being entered upon the accounts and records of the Seller and the Purchaser on the applicable Purchase Date.
(c)    In connection with each delivery of a Loan Assignment, the Seller hereunder shall be deemed to have certified, with respect to the Sale Portfolio to be Sold by it on such day, that its representations and warranties contained in Sections 4.1 and 4.2 are true and correct in all material respects on and as of such day, with the same effect as though made on and as of such day (other than any representation or warranty that is made as of a specific date), that no Event of Default has occurred or would result therefrom and no Default exists or would result therefrom.
(d)    Upon the payment of the Purchase Price for any Purchase, title to the Sale Portfolio included in such Purchase shall vest in the Purchaser, whether or not the conditions precedent to such Purchase and the other covenants and agreements contained herein were in fact

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satisfied; provided that the Purchaser shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent, covenant or agreement.
Section 2.4.    Nature of the Sales.
(a)    It is the express intent of the parties hereto that the Sale of the Sale Portfolio by the Seller to the Purchaser hereunder be, and be treated for all purposes (other than tax and accounting purposes) as an absolute sale by the Seller (free and clear of any Lien, security interest, charge or encumbrance other than Permitted Liens) of such Sale Portfolio. It is, further, not the intention of the parties that such Sale be deemed a pledge of the Sale Portfolio by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Sale Portfolio is held to continue to be property of the Seller, then the parties hereto agree that: (i) this Agreement shall also be deemed to be a “security agreement” within the meaning of Article 9 of the UCC; (ii) the Seller hereby grants to the Purchaser of a first priority security interest (subject only to Permitted Liens) in all of the Seller’s right, title and interest in and to the Sale Portfolio and all amounts payable to the holders of the Sale Portfolio in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Covered Accounts, whether in the form of cash, instruments, securities or other property, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of the Sale Portfolio together with all of the other obligations of the Seller hereunder; (iii) the possession by the Purchaser (or the Securities Intermediary) of Sale Portfolio and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under Applicable Law. The parties further agree in such event that any assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of this Agreement. The Purchaser shall, to the extent consistent with this Agreement and the other Facility Documents, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Sale Portfolio, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement. The Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.
(b)    It is the intention of each of the parties hereto that the Sale Portfolio Sold by the Seller to the Purchaser pursuant to this Agreement shall constitute assets owned by the Purchaser and shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or similar law.

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ARTICLE III

CONDITIONS OF SALE AND PURCHASE
Section 3.1.    Conditions Precedent to Effectiveness. This Agreement shall be effective upon the satisfaction of the conditions precedent that the Purchaser shall have received on or before the Closing Date, in form and substance satisfactory to the Purchaser, all of the following:
(i)    a copy of this Agreement duly executed by each of the parties hereto;
(ii)    a certificate of an authorized person of the Seller, dated the Closing Date, certifying (A) the names and true signatures of the incumbent Persons of the Seller authorized to sign on behalf of the Seller this Agreement, the Loan Assignments and all other documents to be executed by the Seller hereunder or in connection herewith (on which certificate the Purchaser and its assignees may conclusively rely until such time as the Purchaser and such assignees shall receive from the Seller, a revised certificate meeting the requirements of this Section 3.1(ii)), (B) that the copy of the articles of incorporation of the Seller attached thereto is a complete and correct copy and that such articles of incorporation have not been amended, modified or supplemented and is in full force and effect, (C) that the copy of the bylaws of the Seller attached thereto is a complete and correct copy, and that such bylaws have not been amended, modified or supplemented and is in full force and effect, and (D) the resolutions of the board of directors of the Seller attached thereto approving and authorizing the execution, delivery and performance by the Seller of this Agreement, the Loan Assignments and all other documents to be executed by the Seller hereunder or in connection herewith;
(iii)    a good standing certificate, dated as of a recent date for the Seller, issued by the Secretary of State of the State of Maryland;
(iv)    filed, electronic copies of proper financing statements (the “Facility Financing Statements”) describing the Sale Portfolio, and naming the Seller as the “Debtor” and the Purchaser as “Assignor Secured Party”, or other similar instruments or documents, in form and substance sufficient for filing under the UCC or any comparable law of any and all jurisdictions as may be necessary to perfect the Purchaser’s ownership interest in the Sale Portfolio;
(v)    [reserved];
(vi)    copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Purchaser or its assignees and requests for information (or a similar UCC search report certified by a party acceptable to the Purchaser and its assigns), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Seller (under its present name and any previous name) as debtor and which are filed in the State of Maryland,

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together with copies of such financing statements (none of which shall cover any Sale Portfolio);
(vii)    all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser and the Administrative Agent, and the Purchaser and the Administrative Agent shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings, approvals and opinions) relevant to the transactions herein contemplated as the Purchaser and the Administrative Agent may have reasonably requested;
(viii)    any necessary third party consents to the closing of the transactions contemplated hereby, in form and substance satisfactory to the Purchaser;
(ix)    the Seller shall have paid all fees required to be paid by it on the Closing Date; and
(x)    one or more favorable legal opinions from counsel to the Seller with respect to the perfection and enforceability of the security interest hereunder and such other matters as the Purchaser or any assignee thereof may reasonably request.
Section 3.2.    Conditions Precedent to All Purchases. The Purchase to take place on the initial Purchase Date and each Purchase to take place on a subsequent Purchase Date hereunder shall be subject to the further conditions precedent that:
(a)    The following statements shall be true:
(i)    The representations and warranties of the Seller contained in Sections 4.1 and 4.2 shall be true and correct on and as of such Purchase Date in all material respects, before and after giving effect to the Purchase to take place on such Purchase Date and to the application of proceeds therefrom, as though made on and as of such date (other than any representation and warranty that is made as of a specific date);
(ii)    The Seller is in compliance in all respects with each of its covenants and other agreements set forth herein;
(iii)    No Seller Termination Event (or event which, with the passage of time or the giving of notice, or both would constitute a Seller Termination Event) shall have occurred or would result from such Purchase;
(iv)    The Final Maturity Date has not yet occurred; and
(v)    No Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such Purchase by the Purchaser in accordance with the provisions hereof.

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(b)    The Purchaser shall have received a duly executed and completed Loan Assignment along with a Schedule I that is true, accurate and complete in all respects as of the related Purchase Date.
(c)    The Seller shall have delivered to the Custodian on behalf of the Purchaser and any assignee thereof copies of any Related Documents of any of the Collateral Loans being acquired by the Purchaser within five (5) Business Days of the related Purchase Date.
(d)    The Seller shall have taken all steps necessary under all Applicable Law in order to Sell to the Purchaser the Sale Portfolio being Purchased on such Purchase Date and, upon the Sale of such Sale Portfolio from the Seller to the Purchaser pursuant to the terms hereof, the Purchaser will have acquired good and marketable title to (subject to Section 10.20) and a valid and perfected ownership interest in such Sale Portfolio, free and clear of any Lien, security interest, charge or encumbrance (other than Permitted Liens); provided that if such item of Sale Portfolio contains a restriction of transferability, the applicable Related Documents provide that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Related Documents inure to the benefit of the holder of such Collateral Loan (subject to the rights of any applicable agent or other lenders).
(e)    The Seller shall have received copies of the Approved List and any Approval Request approved by the Administrative Agent, in each case, evidencing the approval of the Administrative Agent, in its sole and absolute discretion, of the Sale to the Purchaser of the Collateral Loans identified on Schedule I to the applicable Loan Assignment on the applicable Purchase Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1.    Representations and Warranties of the Seller.The Seller makes the following representations and warranties, on which the Purchaser relies in acquiring the Sale Portfolio Purchased hereunder and each of the Secured Parties relies upon in entering into the Credit Agreement. As of the execution and delivery of this Agreement, each Purchase Date (unless a specific date is specified below), the Seller represents and warrants to the Purchaser for the benefit of the Purchaser and each of its successors and assigns that:
(a)    Organization and Good Standing. The Seller has been duly formed and is validly existing as a corporation and such corporation is in good standing under the laws of the State of Maryland (subject to Section 5.1(f)). The Seller has all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted, and has all necessary power, authority and legal right to acquire and own the Sale Portfolio and to Sell such Sale Portfolio to the Purchaser hereunder.
(b)    Due Qualification. The Seller is duly qualified to do business and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses and/or approvals.

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(c)    Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement, each Loan Assignment and the other Facility Documents to which it is a party and (b) carry out the terms of this Agreement, each Loan Assignment and the other Facility Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement, each Loan Assignment and the other Facility Documents to which it is a party and the sale and assignment of an ownership interest in the Sale Portfolio on the terms and conditions herein provided. This Agreement, each Loan Assignment and each other Facility Document to which the Seller is a party have been duly executed and delivered by the Seller.
(d)    Valid Conveyance; Binding Obligations. This Agreement, each Loan Assignment and the Facility Documents to which the Seller is party have been and, in the case of each Loan Assignment delivered after the Closing Date, will be, duly executed and delivered by the Seller, and this Agreement, together with the applicable Loan Assignment in each case, shall effect valid Sales of Sale Portfolio, enforceable against the Seller and creditors of and purchasers from the Seller, and this Agreement, each Loan Assignment and such Facility Documents shall constitute legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
(e)    No Violation. The execution, delivery and performance of this Agreement, each Loan Assignment and all other agreements and instruments executed and delivered or to be executed and delivered by the Seller pursuant hereto or thereto in connection with the Sale of the Sale Portfolio will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s articles of incorporation or bylaws or any contractual obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law.
(f)    [Reserved].
(g)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement, any Loan Assignment or any other Facility Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Loan Assignment or any other Facility Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(h)    No Consents. The Seller is not required to obtain the consent or approval of any other party or any consent, license, approval or authorization, or registration or declaration with, any Governmental Authority, bureau or agency in connection with the execution, delivery,

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performance, validity or enforceability of this Agreement or any Loan Assignment, except those which have been obtained.
(i)    State of Organization, Etc. Except as permitted hereunder, the Seller’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Seller has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names. The chief executive office of the Seller (and the location of the Seller’s records regarding the Sale Portfolio (other than those delivered to the Custodian)) is at the address of the Seller set forth in Section 10.5 hereto. The Seller’s only jurisdiction of formation is the State of Maryland, and, except as permitted hereunder, the Seller has not changed its jurisdiction of formation.
(j)    Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Seller.
(k)    Solvency. The Seller is not the subject of any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws or any Insolvency Event. The Seller is Solvent, and the transactions under this Agreement and any other Facility Document to which it is a party do not and will not render it not Solvent. The Seller, after giving effect to the transactions contemplated by this Agreement and the other Facility Documents, will have adequate capital to conduct its business.
(l)    Selection Procedures. No procedures believed by the Seller to be adverse to the interests of the Purchaser were utilized by the Seller in identifying and/or selecting the Collateral Loans included in the Sale Portfolio.
(m)    Compliance with Laws. The Seller has complied in all material respects with all Applicable Law to which it may be subject, and no Sale Portfolio contravenes any Applicable Law.
(n)    Taxes. With respect to the Sale Portfolio, the Seller has filed or caused to be filed all material tax returns that are required to be filed by it, if any, and has paid or made adequate provisions for the payment of all taxes and all assessments and other governmental charges due and payable from the Seller except for any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established. No material Tax lien (other than a Permitted Lien) or similar adverse claim with respect to the Sale Portfolio has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any material Taxes, fees and other governmental charges due and payable by the Seller, in connection with the execution and delivery of this Agreement and the other Facility Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
(o)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of

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the proceeds from the Sale of the Sale Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the Sale of the Sale Portfolio will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
(p)    Loan Assignments. Each Loan Assignment is accurate in all respects.
(q)    No Liens, Etc. The Sale Portfolio to be acquired by Purchaser hereunder is owned by the Seller free and clear of any Lien, security interest, charge or encumbrance (subject only to Permitted Liens), and the Seller has the full right, corporate power and lawful authority to Sell the same and interests therein and, upon the Sale thereof hereunder, the Purchaser will have acquired good and marketable title to (subject to Section 10.20) and a valid and perfected ownership interest in such Sale Portfolio, free and clear of any Lien, security interest, charge or encumbrance (subject only to Permitted Liens); provided that if such item of Sale Portfolio contains a restriction of transferability, the applicable Related Documents provide that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Related Documents inure to the benefit of the holder of such Collateral Loan (subject to the rights of any applicable agent or other lenders). No effective financing statement reflecting the Seller or the Seller’s predecessor in interest, as a “Debtor”, or other instrument similar in effect covering all or any part of any Sale Portfolio Purchased hereunder is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” or “Assignee”, in each case, for the benefit of the Secured Parties pursuant to the Credit Agreement.
(r)    Information True and Correct. All information heretofore furnished by or on behalf of the Seller to the Purchaser or any assignee thereof in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading; provided that, solely with respect to information furnished by the Seller which was provided to the Seller from an Obligor with respect to a Collateral Loan, such information shall only need to be true, complete and correct to the actual knowledge of the Seller.
(s)    ERISA Compliance. Neither the Seller nor any member of the ERISA Group has, or during the past six years had, any liability or obligation with respect to any Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect. The Seller’s assets are not treated and during the term of this Agreement will not be treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA (the “Plan Asset Rule”).
(t)    Investment Company Status. The Seller (i) is not required to register as an “investment company” under the provisions of the Investment Company Act and (ii) has elected to be regulated as a “business development company” for purposes of the Investment Company Act.

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(u)    Intent of the Seller. The Seller has not sold, contributed, transferred, assigned or otherwise conveyed any interest in any Sale Portfolio to the Purchaser with any intent to hinder, delay or defraud any of the Seller’s creditors.
(v)    Value Given. The Seller has received reasonably equivalent value from the Purchaser in exchange for the Sale of such Sale Portfolio Sold hereunder. No such Sale has been made for or on account of an antecedent debt owed by the Seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(w)    Accounting. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Sale Portfolio by the Seller to the Purchaser.
(x)    No Broker-Dealers. The Seller is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(y)    Special Purpose Entity. The Purchaser is an entity with assets and liabilities separate and distinct from those of the Seller and any Affiliates thereof, and the Seller hereby acknowledges that the Administrative Agent, the Lenders, the Collateral Agent and the other Secured Parties are entering into the transactions contemplated by the Credit Agreement in reliance upon the Seller’s identity as an entity being separate from the Purchaser and from each other Affiliate of the Seller. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent and the Collateral Agent may from time to time reasonably request, to maintain its separate identity as an entity separate from the Purchaser and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate (other than for tax purposes). Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller shall take all reasonable steps to ensure that the Purchaser has not and will not take, refrain from taking, or fail to take (as applicable) any action described in Section 9(j) of its amended and restated limited liability company agreement and Sections 5.01(k), 5.04(d) and 5.05 of the Credit Agreement.
(z)    Sale Agreement. This Agreement and the Loan Assignments contemplated herein are the only agreements or arrangements pursuant to which the Seller Sells the Sale Portfolio Sold by it to the Purchaser.
(aa)    Security Interest.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Sale Portfolio in favor of the Purchaser, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

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(ii)    the Collateral Loans, along with the Related Documents, constitute either a “general intangible,” an “instrument,” an “account,” “securities entitlement,” “tangible chattel paper”, “certificated security,” “uncertificated security,” “supporting obligation,” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under this Section 4.1(aa).
(iii)    the Seller owns and has good and marketable title to the Sale Portfolio (subject to Section 10.20) Sold by it to the Purchaser hereunder on such Purchase Date, free and clear of any Lien (other than Permitted Liens) or claim of any Person;
(iv)    the Seller has received all consents and approvals required by the terms of the Related Documents in respect of any Collateral Loan, to the Sale thereof and the granting of a security interest in the Collateral Loans hereunder to the Purchaser;
(v)    the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Purchaser in that portion of the Sale Portfolio in which a security interest may be perfected by filing granted hereunder to the Purchaser; provided that filings in respect of real property shall not be required; and
(vi)    other than (i) as expressly permitted by the terms of this Agreement and the Credit Agreement and (ii) the security interest granted to the Purchaser, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Sale Portfolio. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Sale Portfolio other than any financing statement (A) relating to the security interest granted to the Purchaser under this Agreement, (B) relating to assets sold or contributed to any Person not prohibited hereunder or under the Credit Agreement, (C) relating to the closing of a Permitted Securitization contemplated by Section 10.01(e) of the Credit Agreement or (D) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. The Seller is not aware of the filing of any judgment, PBGC lien or tax lien filings against the Seller or any of its assets.
(bb)    Servicing Standard. The Seller has complied in all material respects with the Servicing Standard with respect to all of the Sale Portfolio.
(cc)    [Reserved].
(dd)    [Reserved].
(ee)    [Reserved].
(ff)    Full Payment. As of the related Purchase Date thereof, the Seller has no knowledge of any fact which should lead it to expect that any Sale Portfolio will not be paid in full.

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(gg)    Ownership of the Purchaser. The Seller owns, directly or indirectly, 100% of the membership interests of the Purchaser, free and clear of any Lien. Such membership interests are validly issued and there are no options or other rights to acquire membership interests of the Purchaser.
(hh)    Confirmation from the Seller. The Seller has provided written confirmation to the Purchaser that the Seller will not cause the Purchaser to file a voluntary petition under the Bankruptcy Code with respect to the Purchaser.
(ii)    [Reserved].
(jj)    Anti-Corruption Laws and Anti-Terrorism Laws. None of the Seller, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Seller, their respective employees or Persons Controlling or Controlled by the Seller has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Seller has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.
(kk)    Sanctions. None of the Seller, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Seller, their respective employees or Persons Controlling or Controlled by the Seller is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in, or whose government is, a Sanctioned Country.
(ll)    Seller Termination Event. No event has occurred which constitutes a Seller Termination Event and no event has occurred and is continuing which, with the passage of time or the giving of notice, or both would constitute a Seller Termination Event (other than as previously disclosed to the Administrative Agent as such).
(mm)    Opinion. The statements of fact in the section heading “Assumptions” in the non-consolidation and true sale opinion of Latham & Watkins LLP, dated as of the Closing Date (together with any subsequent bringdown opinions of Latham & Watkins LLP delivered thereafter, the “Non-Consolidation/True Sale Opinion”), are true and correct in all material respects.
(nn)    Compliance with Legal Opinions.  The Seller shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Seller, issued in connection with the Facility Documents and relating to the issue of substantive consolidation.
(oo)    Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained (i) herein or (ii) in any certificate or other document furnished by the Seller to the Purchaser or the Administrative Agent in writing pursuant hereto or in connection herewith is, as of its date, true and correct in all material respects.

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(pp)    Representations and Warranties for Benefit of the Purchaser’s Assignees. The Seller hereby makes each representation and warranty contained in this Agreement and the other Facility Documents to which it is a party and that have been executed and delivered on or prior to such Purchase Date to, and for the benefit of the Purchaser (and its assignees), the Administrative Agent, the Lenders and the Collateral Agent as if the same were set forth in full herein.
It is understood and agreed that the representations and warranties provided in this Section 4.1 shall survive (x) the Sale of the Sale Portfolio to the Purchaser and (y) the grant of a first priority perfected security interest in, to and under the Sale Portfolio pursuant to the Credit Agreement by the Purchaser. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other and to the Administrative Agent immediately upon obtaining knowledge of such breach.
Section 4.2.    Representations and Warranties of the Seller Relating to the Agreement and the Sale Portfolio.The Seller makes the following representations and warranties, on which the Purchaser relies in acquiring the Sale Portfolio Purchased hereunder and each of the Secured Parties relies upon in entering into the Credit Agreement. As of each Purchase Date (unless a specific date is specified below), the Seller represents and warrants to the Purchaser for the benefit of the Purchaser and each of its successors and assigns that:
(a)    Binding Obligation, Valid Transfer and Security Interest. This Agreement, together with the Loan Assignments, constitutes a valid transfer to the Purchaser of all right, title and interest in, to and under all Sale Portfolio, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be a transfer for security, then this Agreement constitutes a grant of a security interest in all Sale Portfolio to the Purchaser which upon the delivery of the Related Documents and the filing of the financing statements shall be a first priority perfected security interest in all Sale Portfolio, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under the Seller shall have any claim to or interest in the Covered Accounts; provided that if this Agreement constitutes only a grant of a security interest in such property, then the Seller shall have the rights in such property as a debtor for purposes of the UCC.
(b)    Eligibility of Collateral Loans. As of each Purchase Date, (i) Schedule I is an accurate and complete listing of all the Sale Portfolio as of the related Purchase Date and the information contained therein with respect to the identity of such Sale Portfolio and the amounts owing thereunder is true and correct as of the related Purchase Date, (ii) each item of the Sale Portfolio Purchased by the Purchaser hereunder is an Eligible Collateral Loan (unless otherwise consented to by the Administrative Agent), and (iii) with respect to each item of the Sale Portfolio all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Seller in connection with the transfer of an ownership interest or security interest in each item of Sale Portfolio to the Purchaser have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Collateral Loan is an Eligible Collateral

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Loan hereunder shall not constitute an Event of Default if the Seller complies with Section 6.1 of this Agreement.
It is understood and agreed that the representations and warranties provided in this Section 4.2 shall survive (x) the Sale of the Sale Portfolio to the Purchaser, (y) the grant of a first priority perfected security interest in, to and under the Sale Portfolio pursuant to the Credit Agreement by the Purchaser and (z) the termination of this Agreement and the Credit Agreement. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other and to the Administrative Agent immediately upon obtaining knowledge of such breach.
Section 4.3.    Representations and Warranties of the Purchaser. The Purchaser makes the following representations and warranties, on which the Seller relies in selling Sale Portfolio to the Purchaser hereunder. Such representations are made as of the execution and delivery of this Agreement, but shall survive until the Collection Date, the Sale of Sale Portfolio hereunder, and the grant of a security interest in such Sale Portfolio by the Purchaser to the Collateral Agent, on behalf of the Secured Parties, under the Credit Agreement.
(a)    Organization and Good Standing. The Purchaser has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware or such other jurisdiction as permitted under the terms of the Facility Documents, with the power and authority to own or lease its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and has, all necessary power, authority and legal right to acquire and own the Sale Portfolio.
(b)    Due Qualification. The Purchaser is duly qualified to do business as a limited liability company in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses and/or approvals.
(c)    Power and Authority; Due Authorization; Execution and Delivery. The Purchaser has all necessary power, authority and legal right to execute and deliver this Agreement and to carry out the terms hereof and to acquire the Sale Portfolio; and the execution, delivery and performance of this Agreement and all of the documents required pursuant hereto have been duly authorized by the Purchaser by all necessary limited liability company action.
(d)    No Consent Required. The Purchaser is not required to obtain the consent of any other party, or any consent, license, approval or authorization or registration or declaration with, any Governmental Authority, bureau or agency in connection with the execution, delivery or performance of this Agreement, each Loan Assignment and the Facility Documents to which it is a party, except for such as have been obtained, effected or made.
(e)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization,

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moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a suit at law or in equity).
(f)    No Violation. The consummation of the transactions contemplated by this Agreement, each Loan Assignment and the other Facility Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Purchaser’s certificate of formation, limited liability company agreement or any contractual obligation of the Purchaser, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchaser’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law.
(g)    Value Given. The Purchaser has given reasonably equivalent value to the Seller in exchange for the Sale of such Sale Portfolio, which amount the Purchaser hereby agrees is the fair market value of such Sale Portfolio. No such Sale has been made for or on account of an antecedent debt owed by the Seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(h)    No Proceedings. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any properties of the Purchaser or with respect to this Agreement, any Loan Assignment or any other Facility Document to which the Purchaser is a party, which, if adversely determined, could have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, any Loan Assignment or any Facility Document to which the Purchaser is a party or any of the other applicable documents forming part of the Sale Portfolio.
(i)    Sale Agreement. This Agreement and the Loan Assignments contemplated herein are the only agreements or arrangements pursuant to which the Purchaser Purchases the Sale Portfolio Sold to it by the Seller.
(j)    Investment Company Act. The Purchaser is not required to register as an “investment company” under the provisions of the Investment Company Act.
(k)    Compliance with Law. The Purchaser has complied in all material respects with all Applicable Law to which it may be subject, and no Sale Portfolio contravenes any Applicable Law.
(l)    Opinions. The statements of fact in the section heading “Assumptions” in the Non-Consolidation/True Sale Opinion are true and correct in all material respects.
ARTICLE V

COVENANTS OF THE SELLER
Section 5.1.    Protection of Title of the Purchaser.

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(a)    On or prior to the Closing Date, the Seller shall have filed or caused to be filed UCC-1 financing statements, naming the Seller as “Debtor”, naming the Purchaser as “Assignor Secured Party”, and naming the Collateral Agent, for the benefit of the Secured Parties, as “Assignee of Assignor Secured Party”, and describing the Sale Portfolio to be acquired by the Purchaser, with the office of the Secretary of State of the state of the jurisdiction of organization of the Seller. From time to time thereafter, the Seller shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law (or deemed desirable by the Purchaser or any assignee thereof) to fully perfect, preserve, maintain and protect the ownership interest of the Purchaser under this Agreement and the security interest of the Collateral Agent for the benefit of the Secured Parties under the Credit Agreement, in the Sale Portfolio acquired by the Purchaser hereunder, as the case may be, and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Purchaser, the Collateral Agent, the Custodian, the Servicer and the Administrative Agent (who will provide each Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof) file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Seller agrees that it will from time to time, at its expense, take all actions, that the Purchaser, the Collateral Agent or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the security and/or interest granted in the Sale Portfolio, or to enable the Purchaser, the Collateral Agent, the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Facility Document.
(b)    On or prior to each Purchase Date hereunder, the Seller shall take all steps necessary under all Applicable Law in order to Sell to the Purchaser the Sale Portfolio being acquired by the Purchaser on such Purchase Date to the Purchaser so that, upon the Sale of such Sale Portfolio from the Seller to the Purchaser pursuant to the terms hereof on such Purchase Date, the Purchaser will have acquired good and marketable title to (subject to Section 10.20) and a valid and perfected ownership interest in such Sale Portfolio, free and clear of any Lien, security interest, charge or encumbrance or restrictions on transferability (subject only to Permitted Liens). On or prior to each Purchase Date hereunder, the Seller shall take all steps required under Applicable Law in order for the Purchaser to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Sale Portfolio being Purchased by the Purchaser on such Purchase Date and, from time to time thereafter, the Seller shall take all such actions as may be required by Applicable Law to fully preserve, maintain and protect the Purchaser’s ownership interest in, and the Collateral Agent’s first priority perfected security interest in (subject only to Permitted Liens), the Sale Portfolio which have been acquired by the Purchaser hereunder.
(c)    The Seller shall direct any agent or administrative agent for any Sale Portfolio originated or acquired by the Seller to remit all payments and collections with respect to such Sale Portfolio and direct the Obligor with respect to such Sale Portfolio to remit all such payments and collections directly to the Collection Account. The Seller will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to the Collection Account, unless the Purchaser and the Administrative Agent have consented to such change. The Seller shall direct or cause only funds

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constituting payments and collections relating to the Sale Portfolio to be deposited into the Collection Account. In the event any payments relating to any Sale Portfolio are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to the Collection Account within three (3) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Purchaser and its assignees. Until so deposited, all such Interest Proceeds and Principal Proceeds shall be held in trust for the Purchaser or its assignees by the Seller.
(d)    At any time after the occurrence or declaration of the Final Maturity Date, the Purchaser, the Collateral Agent or the Administrative Agent may direct the Seller or the Servicer to notify the Obligors, at Seller’s expense, of the Purchaser’s (or its assigns) or the Secured Parties’ interest in the Sale Portfolio under this Agreement and may direct that payments of all amounts due or that become due under any or all of the Sale Portfolio be made directly to the Purchaser (or its assigns), the Collateral Agent or the Administrative Agent.
(e)    The Seller shall, on or before the fifth anniversary of the Closing Date:
(i)    file or cause to be filed an appropriate continuation statement with respect to the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder and the Purchaser hereby authorizes the Seller to file such continuation statements; and
(ii)    deliver or cause to be delivered to the Purchaser, the Collateral Agent and the Administrative Agent an opinion of the counsel for Seller, in form and substance reasonably satisfactory to the Purchaser, the Collateral Agent and the Administrative Agent, stating that, in the opinion of such counsel, as of the date of such opinion, such financing statement(s) shall remain effective and no additional financing statements, continuation statements or amendments with respect to such financing statement(s) shall be required to be filed in the State of Maryland from the date thereof through the next five years to maintain the perfection of the security interest of this Agreement as such security interest otherwise exists on the date thereof.
(f)    The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Sale Portfolio from the address set forth under its name in Section 10.5 hereto, or change the jurisdiction of its formation, or (y) subject to Sections 7.05 and 8.08 of the Credit Agreement, move, or consent to the Collateral Agent moving, the Related Documents from the location required under the Facility Documents, unless the Seller has given at least 30 days’ (or such shorter notice period as consented to by the Administrative Agent) written notice to the Purchaser, the Collateral Agent and the Administrative Agent (who will provide each Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof) and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Purchaser in the Sale Portfolio, together with such opinions of counsel and other documents and instruments as the Administrative Agent may request in connection therewith.

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(g)    [Reserved].
(h)    The Seller shall mark its master data processing records so that, from and after the time of Sale under this Agreement of Sale Portfolio to the Purchaser and the grant of a security interest in such Sale Portfolio by the Purchaser to the Collateral Agent for the benefit of the Secured Parties under the Credit Agreement, the Seller’s master data processing records (including archives) that refer to such Sale Portfolio shall indicate clearly that such Sale Portfolio has been Purchased by the Purchaser hereunder and pledged by the Purchaser to the Collateral Agent, on behalf of the Secured Parties, under the Credit Agreement. Indication of the Collateral Agent’s security interest for the benefit of the Secured Parties in the Sale Portfolio shall be deleted from or modified on the Seller’s computer systems when, and only when, such Sale Portfolio shall be (i) paid off by the related Obligor, (ii) purchased or substituted by the Seller in accordance with Section 6.1 or 6.2 hereof or (iii) released by the Collateral Agent pursuant to Section 8.08 of the Credit Agreement.
(i)    If the Seller fails to perform any of its obligations hereunder, the Purchaser, the Collateral Agent or the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Purchaser’s, the Collateral Agent’s or the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 9.1. The Seller irrevocably authorizes the Purchaser, the Collateral Agent or the Administrative Agent at any time and from time to time at the Purchaser’s, the Collateral Agent’s or the Administrative Agent’s sole discretion and appoints the Purchaser, the Collateral Agent and the Administrative Agent as its attorney–in–fact pursuant to a power of attorney substantially in the form of Exhibit C to act on behalf of the Seller (i) to file financing statements on behalf of the Seller, as debtor, necessary or desirable in the Purchaser’s, the Collateral Agent’s or the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser or the Collateral Agent in the Sale Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Sale Portfolio as a financing statement in such offices as the Purchaser, the Collateral Agent or the Administrative Agent in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser or the Collateral Agent in the Sale Portfolio. This appointment is coupled with an interest and is irrevocable.
Section 5.2.    Affirmative Covenants of the Seller.From the date hereof until the Collection Date:
(a)    Compliance with Law. The Seller will comply in all material respects with all Applicable Law, including those applicable to the Seller as a result of its interest in the Sale Portfolio or any part thereof.
(b)    Preservation of Company Existence. The Seller will preserve and maintain its existence, rights, franchises and privileges as a corporation in the jurisdiction of its formation, and qualify and remain qualified as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

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(c)    Performance and Compliance with Sale Portfolio. The Seller will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Sale Portfolio and all other agreements related to such Sale Portfolio.
(d)    Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Sale Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Sale Portfolio.
(e)    Separate Identity. The Seller acknowledges that the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by this Agreement, the Credit Agreement and the other Facility Documents in reliance upon the Purchaser’s identity as an entity being separate from the Seller and each other Affiliate of the Seller. Therefore, from and after the date of execution and delivery of this Agreement, the Seller will take all reasonable steps including, without limitation, all steps that the Administrative Agent and the Collateral Agent may from time to time reasonably request to maintain the Purchaser’s identity as an entity that is separate from the Seller and each other Affiliate of the Seller and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof (other than for tax purposes) and not just a division of the Seller or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller agrees that:
(i)    the Seller will take all other actions necessary on its part to ensure that the Purchaser is at all times in compliance with the criteria and the restrictions set forth in Section 9(j) of the amended and restated limited liability company agreement of the Purchaser and Sections 5.01(k), 5.04(d) and 5.05 of the Credit Agreement;
(ii)    the Seller shall maintain corporate records and books of account separate from those of the Purchaser;
(iii)    the annual financial statements of the Seller shall disclose the effects of the Seller’s transactions in accordance with GAAP and the annual financial statements of the Seller shall not reflect in any way that the assets of the Purchaser, including, without limitation, the Sale Portfolio, could be available to pay creditors of the Seller or any other Affiliate of the Seller;
(iv)    the resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by the Seller as official records;
(v)    the Seller shall maintain an arm’s–length relationship with the Purchaser and will not hold itself out as being liable for the debts of the Purchaser;

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(vi)    the Seller shall keep its assets and its liabilities wholly separate from those of the Purchaser; and
(vii)    the Seller will avoid the appearance, and promptly correct any known misperception of any of the Seller’s creditors, that the assets of the Purchaser are available to pay the obligations and debts of the Seller.
(f)    Servicing Standard. The Seller will comply in all material respects with the Servicing Standard in regard to the Sale Portfolio.
(g)    [Reserved].
(h)    Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Purchaser and its assigns regarding the provision of any information or documents, necessary or desirable, including the provision of such information or documents in electronic or machine–readable format, to allow each of the Purchaser and its assignees to carry out their responsibilities under the Facility Documents.
(i)    Payment, Performance and Discharge of Obligations. The Seller will pay, perform and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and only to the extent that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Seller and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.
(j)    Representations and Covenants. The Seller shall promptly, upon receipt of notice or discovery thereof, notify the Purchaser, the Collateral Agent, the Administrative Agent and each Lender (i) if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given or (ii) of the breach of any covenant under Section 5.1, Section 5.2 or Section 5.3 and at the same time deliver to the Purchaser, the Collateral Agent and the Administrative Agent (who will provide each Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof) a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Purchaser, the Collateral Agent and the Administrative Agent (who will provide each Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof) in the manner set forth in the preceding sentence before any Purchase Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
(k)    Notices. The Seller will furnish to the Purchaser and the Administrative Agent (with enough additional copies for each Lender):

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(i)    within three Business Days after a Responsible Officer of the Seller obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect or (D) receipt of notice from the agent on a Collateral Loan that the related Obligor has defaulted (beyond applicable grace periods) in the payment of principal or interest, a certificate of a Responsible Officer setting forth the details thereof and the action which the Seller is taking or proposes to take with respect thereto;
(ii)    promptly after receiving notice of the occurrence of any ERISA Event, and promptly provide the Administrative Agent and each Lender with a copy of such notice;
(iii)    promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act; and
(iv)    within two Business Days after a Responsible Officer of the Seller obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly and adversely affecting in any material respect the Sale Portfolio (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Sale Portfolio.
(l)    Seller Termination Event and Seller Purchase Event. The Seller will provide the Purchaser, the Administrative Agent and the Collateral Agent with prompt (and in any event within three (3) Business Days) written notice of the occurrence of each Seller Termination Event and each Seller Purchase Event of which the Seller has actual knowledge or has received notice (other than notice received from the Administrative Agent).
(m)    Other. The Seller will furnish to the Purchaser, the Collateral Agent and the Administrative Agent promptly, from time to time such other information, documents, records or reports respecting the Sale Portfolio or the condition or operations, financial or otherwise, of the Seller as the Purchaser, the Collateral Agent and the Administrative Agent may from time to time reasonably request in order to protect the interests of the Purchaser, the Administrative Agent, the Collateral Agent, the Lenders or the Secured Parties under or as contemplated by this Agreement and the other Facility Documents. The Administrative Agent will provide each Lender with a copy of any such other information, documents, records or reports promptly upon receipt thereof.
(n)    Costs and Expenses. The Seller shall pay all reasonable, documented costs and disbursements in connection with the performance of its obligations hereunder.
(o)    [Reserved].

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(p)    Opinion. The Seller will comply in all material respects with any requirements for future action set forth in the section heading “Assumptions” in the Non-Consolidation/True Sale Opinion, with respect to the Facility Documents.
Section 5.3.    Negative Covenants of the Seller.From the date hereof until the Collection Date:
(a)    Sale Portfolio Not to be Evidenced by Instruments. The Seller will take no action to cause any Sale Portfolio that is not, as of the related Purchase Date, as the case may be, evidenced by an instrument, to be so evidenced except in connection with the enforcement or collection of such Sale Portfolio.
(b)    Security Interests. Except as otherwise permitted herein and in the Credit Agreement, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Sale Portfolio Sold by the Seller to the Purchaser hereunder, whether now existing or hereafter transferred hereunder, or any interest, therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Sale Portfolio Sold by the Seller to the Purchaser hereunder. The Seller will promptly notify the Purchaser, the Collateral Agent and the Administrative Agent (who will provide each Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof) of the existence of any Lien on any Sale Portfolio and the Seller shall defend the right, title and interest of the Purchaser and the Collateral Agent, on behalf of the Secured Parties, in, to and under the Sale Portfolio against all claims of third parties; provided that nothing in this Section 5.3(b) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Sale Portfolio.
(c)    [Reserved].
(d)    Transfer of Purchaser Membership Interests. The Seller shall not transfer, pledge, assign, participate or otherwise encumber its membership interests in the Purchaser without the prior written consent of the Administrative Agent and the delivery of an acceptable (in the Administrative Agent’s reasonable discretion) non-consolidation opinion.
(e)    Transaction with Affiliates. The Seller shall not cause or permit the Purchaser to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, the Servicer, the Seller and/or any of their Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless otherwise permitted under the Facility Documents.
(f)    Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Collateral Loans to the Purchaser.
(g)    ERISA. The Seller shall not establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan and no member of the ERISA Group shall establish or

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incur any liability or obligation with respect to any Plan or Multiemployer Plan that in each case would reasonably be expected to result in a Material Adverse Effect. The Seller’s assets shall not constitute “plan assets” for purposes of the Plan Asset Rule.
(h)    [Reserved].
(i)    [Reserved].
(j)    Limitation on Financing Activities. The Seller shall not, directly or indirectly, advance or contribute to the Purchaser any funds pursuant to any financial accommodation. For the avoidance of doubt, this clause (j) shall not prohibit the Seller from contributing Collateral Loans to the Purchaser as contemplated herein.
(k)    Organizational Documents. The Seller will not cause or permit the Purchaser to amend, modify, waive or terminate any provision of the Purchaser’s operating agreement without the prior written consent of the Administrative Agent.
(l)    Deposits to Special Accounts. The Seller will not deposit or otherwise credit, or cause to be so deposited or credited, to the Collection Account cash or cash proceeds other than Principal Proceeds and Interest Proceeds in respect of the Sale Portfolio.
(m)    Changes in Payment Instructions to Obligors. The Seller will not make any change, or permit the Purchaser to make any change, in its instructions to Obligors regarding payments to be made with respect to the Sale Portfolio to the Collection Account.
ARTICLE VI

REPURCHASES AND SUBSTITUTION BY THE SELLER
Section 6.1.    Repurchase of Collateral Loans.In the event of the occurrence of a Seller Purchase Event, the Seller will within ten (10) Business Days of the discovery by or notice (from any Person) to the Seller of the Seller Purchase Event, subject to the conditions set forth in Section 10.03 of the Credit Agreement, (i) purchase each Collateral Loan hereunder which is affected by or related to such Seller Purchase Event from the Purchaser, and the Seller shall pay to the Purchaser (by means of a deposit to the Collection Account, provided that the excess if any of the Repurchase Price of such Collateral Loan over the amount equal to the Loan Value of such Collateral Loan on the applicable Purchase Date multiplied by the principal balance of such Collateral Loan as of the date of repurchase shall be paid to the Purchaser or as otherwise directed by the Purchaser) the Repurchase Price of such Collateral Loan as of the date of the purchase thereof from the Purchaser or (ii) subject to the satisfaction of the conditions in Section 6.2, substitute for such Collateral Loan, a Substitute Eligible Collateral Loan. It is understood and agreed that the obligation of the Seller to purchase the Collateral Loans or substitute a Substitute Eligible Collateral Loan for the Collateral Loans which are affected by or related to such Seller Purchase Event is not intended to, and shall not, constitute a guaranty of the collectability or payment of any Collateral Loan which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Obligor. Upon deposit in the Collection Account of the Repurchase Price for

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any Collateral Loan purchased by the Seller, the Purchaser shall (and shall request the Collateral Agent to), at the sole expense of the Seller, take such steps as may be reasonably requested by the Seller in order to Sell to the Seller all of the Purchaser’s and the Collateral Agent’s right, title and interest in and to such Collateral Loan, without recourse, representation or warranty of any kind, except as to the absence of Liens, charges or encumbrances created by or arising solely as a result of actions of the Purchaser or the Collateral Agent. Such Sale shall be a sale outright, and not for security.
Section 6.2.    Substitution of Collateral Loans.
(a)    The Seller shall have the right, but not the obligation, subject to the prior written consent of the Administrative Agent and the Purchaser, in their sole discretion, to substitute one or more Collateral Loans (“Substitute Eligible Collateral Loan”) for a Collateral Loan (each such act, a “Substitution”).
(b)    The Substitution shall not occur unless the following conditions are satisfied as of the date of such Substitution:
(i)    the Seller has recommended to the Purchaser and the Administrative Agent (with a copy to the Collateral Agent and the Custodian) in writing that the Collateral Loan to be replaced should be replaced (each, a “Replaced Collateral Loan”);
(ii)    no event has occurred, or would result from such Substitution, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Substitution, which constitutes a Default;
(iii)    the Minimum OC Coverage Test is satisfied (or, if not satisfied immediately prior to such Substitution, compliance with the Minimum OC Coverage Test is maintained or improved);
(iv)    all representations and warranties contained in Sections 4.1 and 4.2 shall be true and correct in all material respects as of the date of Substitution (other than any representation and warranty that is made as of a specific date);
(v)    no selection procedures adverse to the interests of the Purchaser, the Administrative Agent, the Lenders or the other Secured Parties were utilized by the Seller in the selection of the Collateral Loan to be replaced by the Substitute Eligible Collateral Loan;
(vi)    the limits set forth in Section 10.03 of the Credit Agreement applicable to such Substitution are satisfied;
(vii)    each Collateral Loan that is replaced pursuant to the terms of this Section 6.2 shall be substituted only with another Collateral Loan that meets the foregoing conditions; and

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(viii)    all terms, provisions, representations, warranties and covenants hereunder with respect to Collateral Loans that have been Sold by the Seller to the Purchaser hereunder shall apply equally to Substitute Eligible Collateral Loans.
Section 6.3.    Repurchase Limitations.Except as otherwise expressly permitted under the Credit Agreement, the Seller and the Purchaser agree that the Seller and any Affiliate of the Seller may repurchase any Sale Portfolio only from the Purchaser in the case of a repurchase or Substitution of any Sale Portfolio pursuant to Sections 6.1 or 6.2.
ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN
RESPECT OF THE SALE PORTFOLIO
Section 7.1.    Rights of the Purchaser.
(a)    After the occurrence or declaration of the Final Maturity Date, the Seller hereby authorizes the Purchaser, the Servicer, the Collateral Agent, the Administrative Agent, and/or their respective designees or assignees to take any and all steps in Seller’s name and on behalf of the Seller that the Purchaser, the Servicer, the Collateral Agent, the Administrative Agent and/or their respective designees or assignees determine are reasonably necessary or appropriate to collect all amounts due under any and all Sale Portfolio and to enforce or protect the Purchaser’s, the Collateral Agent’s, the Administrative Agent’s and the Lenders’ rights under this Agreement, including endorsing the name of the Seller on checks and other instruments representing Interest Proceeds and Principal Proceeds and enforcing such Sale Portfolio.
(b)    Except as set forth in Sections 6.1 and 6.2 with respect to the repurchase or Substitution of certain Collateral Loans, the Purchaser shall have no obligation to account for, replace, substitute or return any Sale Portfolio to the Seller. The Purchaser shall have no obligation to account for or to return Interest Proceeds or Principal Proceeds, or any interest or other finance charge collected pursuant thereto, to the Seller, irrespective of whether such Interest Proceeds and Principal Proceeds and charges are in excess of the Purchase Price for such Sale Portfolio.
(c)    The Purchaser shall have the right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Sale Portfolio and all of the Purchaser’s right, title and interest in, to and under this Agreement, pursuant to this Agreement or the Credit Agreement.
(d)    The Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Sale Portfolio and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.
Section 7.2.    Notice to Collateral Agent and Administrative Agent. The Seller agrees that, concurrently with its delivery to the Purchaser, copies of all notices, reports, documents and other information required to be delivered by the Seller to the Purchaser hereunder shall be delivered by the Seller to the Collateral Agent and the Administrative Agent (who will provide each

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Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof).
ARTICLE VIII

SELLER TERMINATION EVENTS
Section 8.1.    Seller Termination Events.
(a)    If any of the following events (each a “Seller Termination Event”) shall have occurred:
(i)    the Seller shall fail to pay (A) any amount due pursuant to Section 6.1 in accordance with the provisions thereof and such failure shall continue unremedied for a period of five (5) Business Days from the earlier of (1) the date any Responsible Officer of the Seller obtains knowledge of such failure and (2) the date the Seller receives notice of such failure from the Purchaser, the Servicer, the Collateral Agent or the Administrative Agent or (B) any other amount required to be paid by the Seller hereunder within two (2) Business Days of the date when due; or
(ii)    the Seller shall fail to observe or perform in any material respect any covenant or agreement applicable to it contained herein (other than as specified in paragraph (i) of this Section 8.1); provided that no such failure shall constitute a Seller Termination Event under this paragraph (ii) unless such failure shall continue unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller by the Administrative Agent, the Servicer, the Collateral Agent or the Purchaser and (ii) the date on which the Seller acquires knowledge thereof; or
(iii)    any representation, warranty or certification made by the Seller in this Agreement or in any statement, record, certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect when made, which has a Material Adverse Effect on the Purchaser and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller by the Administrative Agent, the Servicer, the Collateral Agent or the Purchaser and (ii) the date on which a Responsible Officer of the Seller acquires knowledge thereof; provided that a Seller Termination Event shall not be deemed to have occurred under this paragraph (iii) based upon a Seller Purchase Event if the Seller shall have complied with the provisions of Section 6.1 in respect thereof; or
(iv)    (A) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Seller in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, which decree or order is not stayed or any other similar relief shall be granted under any applicable federal or state law now or hereafter in effect and shall not be stayed; (B) (1) any involuntary case is commenced

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against the Seller under any applicable insolvency law now or hereafter in effect, a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Seller, or over all or a substantial part of the property of the Seller, shall have been entered, an interim receiver, trustee or other custodian of the Seller for all or a substantial part of the property of the Seller is involuntarily appointed, a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Seller, and (2) any event referred to in clause (B)(1) above continues for 60 days unless dismissed, bonded or disclosed; (C) the Seller shall at its request have a decree or an order for relief entered with respect to it or commence a voluntary case under any applicable insolvency law now or hereafter in effect, or shall consent to the entry of a decree or an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such applicable insolvency law, consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; (D) the making by the Seller of any general assignment for the benefit of creditors; (E) the inability or failure of the Seller generally to pay its debts as such debts become due; or (F) the board of directors of the Seller authorizes action to approve any of the foregoing; or
(v)    the occurrence of (A) an Event of Default set forth in Section 6.01 of the Credit Agreement or (B) the Final Maturity Date; or
(vi)    a notice of Lien shall have been filed by the Pension Benefit Guaranty Corporation against the Seller under Section 430(k) of the Code or Section 303(k) of ERISA for a failure to make a required installment or other payment to a plan to which Section 430(k) of the Code or Section 303(k) of ERISA applies unless there shall have been delivered to the Administrative Agent proof of release of such Lien; or
(vii)    a federal tax notice of Lien, in an amount equal to or greater than $100,000,000, shall have been filed against the Seller unless there shall have been delivered to the Administrative Agent proof of release of such Lien;
then, (A) in the case of any Seller Termination Event described in paragraph (iv), (v)(A), (vi), (vii) or (viii) above, the obligation of the Purchaser to Purchase Sale Portfolio from the Seller shall thereupon automatically terminate without further notice of any kind, which is hereby waived by the Seller, (B) in the case of any Seller Termination Event described in paragraph (v)(B) above, the obligation of the Purchaser to Purchase Sale Portfolio from the Seller shall thereupon terminate without notice of any kind, which is hereby waived by the Seller unless both the Purchaser and the Seller agree in writing that such event shall not trigger an Early Termination (as hereinafter defined) hereunder, and (C) in the case of any other Seller Termination Event, so long as such Seller Termination Event shall be continuing, the Purchaser or the Administrative Agent may terminate its obligation to Purchase Sale Portfolio from the Seller by written notice to the Seller (any termination pursuant to clause (A), (B) or (C) of this paragraph is herein called an “Early Termination”); provided that, in the event of any involuntary petition or proceeding as described in paragraphs (iv)(A) and (iv)(B) above, the Purchaser shall not Purchase Sale Portfolio from the Seller

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unless such involuntary petition or proceeding is dismissed, bonded or discharged within 60 days of the filing of such petition or the commencement of such proceeding.
Section 8.2.    Remedies.
(a)    If a Seller Termination Event has occurred, the Purchaser (and its assignees) shall have, in addition to all other rights and remedies under this Agreement or otherwise all of the rights and remedies provided to a secured creditor under the UCC of each applicable jurisdiction and other Applicable Law in respect thereto, which rights shall be cumulative.
(b)    The Seller agrees that, upon the occurrence of a Seller Termination Event under Section 8.1(a)(iv) or Section 8.1(a)(v)(A) the Purchaser, the Collateral Agent or the Administrative Agent shall have the right to:
(i)    require the Seller to, and the Seller hereby agrees that it will at the Seller’s expense and upon request of the Purchaser, the Collateral Agent or the Administrative Agent forthwith, assemble all or any part of the Sale Portfolio as directed by the Purchaser, the Collateral Agent or the Administrative Agent and make the same available at a place to be designated by the Purchaser, the Collateral Agent or the Administrative Agent; and
(ii)    without notice except as specified below, sell the Sale Portfolio or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s, the Purchaser’s or the Administrative Agent’s offices or elsewhere, for cash, or credit or for future delivery, and upon such other terms as the Purchaser, the Collateral Agent or the Administrative Agent may deem commercially reasonable. The Seller agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Purchaser, the Collateral Agent or the Administrative Agent shall not be obligated to make any sale of Sale Portfolio regardless of notice of sale having been given. The Purchaser, the Collateral Agent or the Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
Section 8.3.    Survival of Certain Provisions. Notwithstanding any provision contained herein to the contrary, the Seller’s and the Purchaser’s representations, covenants and obligations set forth in Articles IV, V, VI, and VII, as applicable, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV and the provisions of Sections 6.1 and 6.2, the rights and obligations under Article VII, the indemnification provisions of Article IX and the provisions of Sections 5.1, 10.2, 10.8, 10.9, 10.10, 10.12, 10.13, 10.14 and 10.17 shall be continuing and shall survive any termination of this Agreement. For the avoidance of doubt, in the event that a Seller Termination Event has occurred but has been waived unconditionally and in its entirety in accordance with the terms hereof, such Seller Termination Event shall be deemed to have not “occurred” and references to “after the

USActive 54963656.6	-33-

occurrence of a Seller Termination Event” shall be inapplicable for all purposes in this Agreement or any of the Facility Documents, except to the extent otherwise provided for in the relevant waiver; provided that any waiver which by its terms becomes effective upon certain conditions precedent being met will not be considered a conditional waiver solely due to the existence of such conditions precedent if all such conditions precedent to effectiveness have been satisfied.
ARTICLE IX

INDEMNIFICATION
Section 9.1.    Indemnification by the Seller.
(a)    Without limiting any other rights which the Purchaser, any assignee of the Purchaser or any such Persons’ respective shareholders, officers, employees, agents, or Affiliates (each an “Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify any Indemnified Party from and against any and all costs, expenses, losses, damages, claims, and liabilities, including attorneys’ fees and disbursements (all of the foregoing, being collectively referred to as, “Indemnified Amounts”), awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement excluding, however, (a) any such amounts resulting solely from any gross negligence, bad faith or willful misconduct on the part of the applicable Indemnified Party or (b) Collateral Loans that are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (a) or (b) above):
(i)    any Person’s use, ownership or operation of any underlying assets securing a Collateral Loan to the extent that such use, ownership or operation took place prior to the Purchase Date with respect to the related Sale Portfolio;
(ii)    any action taken by the Seller, other than in accordance with this Agreement, in respect of any portion of the Sale Portfolio, which results in any claim, suit or action of any kind pertaining to the Sale Portfolio or which reduces or impairs the rights of the Purchaser (or any assignee thereof) with respect to any Collateral Loan or the value of any such Collateral Loan;
(iii)    any taxes (other than taxes based upon the net or gross income of an Indemnified Party and taxes that would constitute Excluded Amounts) that may at any time be asserted against any Indemnified Party with respect to the transactions contemplated in this Agreement, including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, stamp or license taxes and costs and expenses in defending against the same, arising by reason of the acts to be performed by the Seller under this Agreement and imposed against such Indemnified Party. Without limiting the foregoing, in the event that the Purchaser, the Collateral Agent, the Servicer, any Lender or the Administrative Agent receives actual notice of any Transfer Taxes arising

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out of the Sale of any Sale Portfolio from the Seller to the Purchaser under this Agreement, on written demand by such party, or upon the Seller otherwise being given notice thereof, the Seller shall pay, and otherwise indemnify and hold the Purchaser, the Collateral Agent, the Servicer, each Lender and the Administrative Agent harmless, on an after-tax basis, from and against any and all such Transfer Taxes (it being understood that the Purchaser, the Collateral Agent, the Servicer, each Lender and the Administrative Agent shall have no contractual obligation to pay such Transfer Taxes);
(iv)    the failure by the Seller to pay when due any Taxes due by the Seller for which the Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Sale Portfolio;
(v)    the negligence, willful misconduct or bad faith of the Seller in the performance of its duties under this Agreement or by reason of reckless disregard of the Seller’s obligations and duties under this Agreement;
(vi)    any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Facility Documents to which it is a party or any failure by the Seller or any Affiliate thereof to perform its respective duties under any Sale Portfolio;
(vii)    the failure of any Sale Portfolio to comply with all requirements of Applicable Law as of its Purchase Date;
(viii)    the failure by the Seller to comply with all requirements of Section 6.1 hereof;
(ix)    the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, any Facility Document or with any Applicable Law;
(x)    any representation or warranty made or deemed made by the Seller, or any of its officers, under or in connection with this Agreement or any other Facility Document, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;
(xi)    except in connection with a disposition permitted under the Credit Agreement, the failure to vest and maintain vested in the Purchaser an undivided ownership interest in the Sale Portfolio, together with all Interest Proceeds and Principal Proceeds, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Purchase or at any time thereafter;
(xii)    the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Sale Portfolio, whether at the time of any Purchase or at any subsequent time;

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(xiii)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Sale Portfolio (including, without limitation, a defense based on the Sale Portfolio not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(xiv)    any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller to qualify to do business or file any notice or business activity report or any similar report;
(xv)    any action taken by the Seller in the enforcement or collection of any Sale Portfolio;
(xvi)    [reserved];
(xvii)    the commingling of Interest Proceeds and Principal Proceeds on the Sale Portfolio at any time with other funds of the Seller;
(xviii)    any investigation, litigation or proceeding related to this Agreement or the use of proceeds by the Seller or the security interest in the Sale Portfolio granted hereunder;
(xix)    any failure by the Purchaser to give reasonably equivalent value to the Seller in consideration for the transfer by the Seller to the Purchaser of any item of the Sale Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; or
(xx)    the failure of the Seller or any of its agents or representatives to remit to the Purchaser Interest Proceeds and Principal Proceeds on the Sale Portfolio remitted to the Seller or any such agent or representative as provided in this Agreement.
(b)    Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Seller to the Indemnified Party within five (5) Business Days following such Person’s demand therefor.
(c)    If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(d)    Indemnification under this Section 9.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified

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Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.
(e)    If the Seller has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 9. 1 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Seller in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.
(f)    The obligations of the Seller under this Section 9.1 shall survive the termination of this Agreement.
Section 9.2.    Assignment of Indemnities. The Seller acknowledges that, pursuant to the Credit Agreement, the Purchaser shall assign its rights of indemnity hereunder to the Collateral Agent, on behalf of the Secured Parties. Upon such assignment, (a) the Collateral Agent, on behalf of the Secured Parties, shall have all rights of the Purchaser hereunder and may in turn assign such rights, and (b) the obligations of the Seller under this Section 9.2 shall inure to the Collateral Agent, on behalf of the Secured Parties. The Seller agrees that, upon such assignment, the Collateral Agent, on behalf of the Secured Parties, may enforce directly, without joinder of the Purchaser, the indemnities set forth in this Article IX.
ARTICLE X

MISCELLANEOUS
Section 10.1.    Liability of the Seller. The Seller shall be liable in accordance herewith only to the extent of the obligations in this Agreement specifically undertaken by the Seller and with respect to its representations and warranties expressly set forth hereunder.
Section 10.2.    Limitation on Liability. Except with respect to any claim arising solely out of the willful misconduct or gross negligence of a Lender, the Collateral Agent, the Administrative Agent or any other Secured Party, no claim may be made by the Seller or any other Person against any Lender, the Collateral Agent, the Administrative Agent or any other Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 10.3.    Amendments; Limited Agency. Except as provided in this Section 10.3, no amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by the Purchaser and the Seller and consented to in writing by the Administrative Agent and the Collateral Agent. The Purchaser shall provide not less than ten (10) Business Days’ or such lesser period as agreed to by the Administrative Agent prior written notice

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of any such amendment to the Administrative Agent (who will provide each Lender (except if such Lender is also the Administrative Agent) with a copy promptly upon receipt thereof) and the Collateral Agent.
Section 10.4.    Waivers; Cumulative Remedies. No failure or delay on the part of the Purchaser (or any assignee thereof) or the Seller, in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or future exercise thereof or the exercise of any other power, right or remedy. The powers, rights and remedies herein provided are cumulative and not exhaustive of any powers, rights and remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which it is given.
Section 10.5.    Notices. All demands, notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail in portable document format (.pdf)) and faxed, e-mailed or delivered, to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto:
If to the Purchaser:

ARCC FB Funding LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: Chief Accounting Officer
Telephone: (310) 201-4129
Email: ARCCGeneralCounsel@aresmgmt.com
With a copy to:
ARCC FB Funding LLC
245 Park Avenue, 44th Floor
New York, New York 10167
Attention: Attention: General Counsel and Chief Financial Officer
Telephone: (212) 750-7300
Email: ARCCGeneralCounsel@aresmgmt.com
If to the Seller:

Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, New York 10167
Attention: General Counsel and Chief Financial Officer
Telephone: (212) 750-7300
Email: ARCCGeneralCounsel@aresmgmt.com

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With a copy to:
Ares Capital Corporation
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: Chief Accounting Officer
Telephone: (310) 201-4129
Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.
Section 10.6.    Merger and Integration. Except as specifically stated otherwise herein, this Agreement, the Credit Agreement and the other Facility Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement, the Credit Agreement and the Facility Documents. This Agreement may not be modified, amended, restated, waived or supplemented except as provided herein.
Section 10.7.    Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 10.8.    GOVERNING LAW; JURY WAIVER. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO.
Section 10.9.    Consent to Jurisdiction; Service of Process.
(a)    Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such

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New York State court or, to the extent permitted by law, in such federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the Seller and the Purchaser agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Seller or the Purchaser, as applicable, at its address specified in Section 10.5. Nothing in this Section 10.9 shall affect the right of the Seller or the Purchaser to serve legal process in any other manner permitted by law.
Section 10.10.    Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Purchaser and its Affiliates and officers, directors, employees and agents thereof under Section 9.1 hereof, the Seller agrees to pay on demand all reasonable, invoiced out-of-pocket costs and expenses of the Purchaser or its assignees incurred in connection with the preparation, execution, delivery, enforcement, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out–of–pocket expenses of counsel with respect thereto and with respect to advising the Purchaser or its assignees as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all invoiced out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Purchaser or its assignees in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
(b)    The Seller shall pay on demand any and all stamp, sales, excise and other similar Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.
(c)    The Seller shall pay on demand all other reasonable, invoiced out-of-pocket costs and expenses incurred by the Purchaser or its assignees in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder, including, without limitation, all costs and expenses incurred by the Purchaser or its assignees in connection with periodic audits of the Seller’s books and records.
(d)    For the avoidance of doubt, costs and expenses to be paid pursuant to this Section 10.10 shall exclude all allocable overhead costs and expenses.
Section 10.11.    Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart

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of a signature page to this Agreement by facsimile or e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.12.    Bankruptcy Non-Petition and Limited Recourse; Claims. The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day (or, if longer, the applicable preference period then in effect plus one day) after the payment in full of all outstanding Obligations and the termination of all Individual Lender Maximum Funding Amounts. The Seller hereby acknowledges that (i) the Purchaser has no assets other than the Sale Portfolio, (ii) the Purchaser shall, immediately upon Purchase hereunder, grant a security interest in the Sale Portfolio to the Collateral Agent, on behalf of the Secured Parties, pursuant to the Credit Agreement, and (iii) Collections generated by the Sale Portfolio will be applied to payment of the Purchaser’s obligations under the Credit Agreement. In addition, the Seller shall have no recourse for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, partner, Affiliate or security holder of the Purchaser or any of its successors or assigns.
The provisions of this Section 10.12 are a material inducement for the Purchaser to enter into this Agreement and the transactions contemplated hereby and for the Administrative Agent and the Secured Parties to enter into the Credit Agreement and the transactions contemplated thereby and are an essential term hereof. Each of the Purchaser (or its assignees) and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws.
Section 10.13.    Binding Effect; Assignability.
(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(b)    Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Purchaser or the Seller except as permitted by this Section 10.13 or the Credit Agreement. Simultaneously with the execution and delivery of this Agreement, the Purchaser will assign all of its right, title and interest in this Agreement to the Collateral Agent, for the benefit of the Secured Parties, to which assignment the Seller hereby expressly consents. Upon assignment, the Seller agrees to perform its obligations hereunder for the benefit of the Collateral Agent, for the benefit of the Secured Parties, under the Credit Agreement. The Collateral Agent, in such capacity, and the Administrative Agent shall each be a third party beneficiary hereof. The Collateral Agent, for the benefit of the Secured Parties, under the Credit Agreement upon such assignment may enforce the provisions of this Agreement, exercise the rights of the Purchaser and enforce the obligations of the Seller hereunder without joinder of the Purchaser.
Section 10.14.    Waiver of Setoff.

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(a)    The Seller’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Purchaser, the Administrative Agent, the Lenders, the Collateral Agent, the other Secured Parties or any assignee of such Persons, all of which rights are hereby waived by the Seller.
(b)    The Purchaser shall have the right to set–off against the Seller any amounts to which the Seller may be entitled hereunder and to apply such amounts to any claims the Purchaser may have against the Seller from time to time under this Agreement. Upon any such set–off, the Purchaser shall give notice of the amount thereof and the reasons therefor to the Seller.
Section 10.15.    Headings and Exhibits.The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 10.16.    Rights of Inspection. The Purchaser and its representatives and assigns may conduct at any reasonable time, with reasonable notice, and from time to time, and the Seller will fully cooperate with, a reasonable number of field examinations and audits of the Collateral Loans and the business affairs of the Seller with respect thereto each calendar year. Each such inspection shall be at the sole expense of the Seller; provided that, at the Seller’s expense, (i) prior to the occurrence of a Seller Termination Event, the Purchaser and the Administrative Agent shall be entitled to one (1) such audit during each calendar year and, (ii) after the occurrence of a Seller Termination Event, the Purchaser and the Administrative Agent shall be entitled to such number of audits per annum and at such times as it shall require in its reasonable discretion in accordance with the terms of the Credit Agreement; provided that the Purchaser shall use commercially reasonable efforts to coordinate audits under this Section 10.16 with any audits under Section 5.02(e) of the Credit Agreement. The Purchaser and its representatives and successors and assigns acknowledge that in exercising the rights and privileges conferred in this Section 10.16, it or its representatives or assigns may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Seller has a proprietary interest. The Purchaser and its representatives and successors and assigns agree that (i) they shall retain in strict confidence and shall use their best efforts to ensure that their representatives retain in strict confidence and will not disclose without the prior written consent of the Seller any or all of such information, practices, books, correspondence and records furnished to them and (ii) that they will not, and will use their best efforts to ensure that their representatives and assigns will not, make any use whatsoever (other than for the purposes contemplated by this Agreement) of any of such information, practices, books, correspondence and records without the prior written consent of the Seller, unless such information is generally available to the public or is required by law to be disclosed.
Section 10.17.    Subordination. After giving effect to any payment relating to any indebtedness, obligation or claim the Seller may from time to time hold or otherwise have against the Purchaser or any assets or properties of the Purchaser, whether arising hereunder or otherwise existing, the Borrowing Base at such time must exceed the Obligations owed by the Purchaser to the Secured Parties under the Credit Agreement. The Seller hereby agrees that at any time during

USActive 54963656.6	-42-

which the condition set forth in the preceding sentence shall not be satisfied, the Seller shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of the Purchaser owing to the Lenders, the Collateral Agent, the Administrative Agent or any other Secured Party under the Credit Agreement.
Section 10.18.    Breaches of Representations, Warranties and Covenants. For the avoidance of doubt, no breach or default of any representation, warranty or covenant contained in Sections 4.1, 4.2, 4.3, 5.1, 5.2 or 5.3 that does not constitute a “Default” under the Credit Agreement, “Event of Default” under the Credit Agreement or Seller Termination Event under this Agreement shall be deemed to be a breach or default hereunder; provided that the foregoing shall not affect the definition of “Seller Purchase Event”, Sections 2.1(n), 2.3(c), 3.2(a), 4.1(nn), 4.1(oo), 5.2(j), 6.2(b), 8.3, 9.1 and the schedules and exhibits hereto.
Section 10.19.    Confidentiality. Each of the parties hereto hereby agrees with the confidentiality provisions set forth in Section 13.09 of the Credit Agreement.
Section 10.20.    Assignments of Collateral Loans.
(a)    Notwithstanding anything to the contrary herein, solely for administrative convenience and solely in the case of Collateral Loans acquired by the Seller from a third party, (i) the chain of endorsements required under any Related Documents by the third party to the Seller and the Seller to the Purchaser may be satisfied by a direct endorsement from the applicable third party to the Purchaser or (ii) delivery of the transfer documents or instruments may be satisfied by delivery of transfer documents or instruments evidencing the assignment of such Collateral Loan by the applicable third party directly to the Purchaser (and by the Purchaser either to the Collateral Agent or in blank).
(b)    Nothing in this Section 10.20 shall limit any requirement that all Collateral Loans treated as or represented to be Eligible Collateral Loans hereunder or in any Facility Document be purchased by the Purchaser from the Seller pursuant to this Agreement (as evidenced by the assignments applicable to this Agreement) or any representations or warranties with respect to Collateral Loans so purchased or the liabilities or recourse of the Seller or Purchaser, as applicable, pertaining to such sales.
[Signature pages to follow.]

USActive 54963656.6	-43-

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ARCC FB FUNDING LLC, as the Purchaser

By:	/s/ Scott C. Lem
Name:	Scott C. Lem
Title:	Chief Accounting Officer

Ares Purchase and Sale Agreement

ARES CAPITAL CORPORATION, as the Seller

By:	/s/ Scott C. Lem
Name:	Scott C. Lem
Title:	Authorized Signatory

Ares Purchase and Sale Agreement